UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RE/MAX Holdings, Inc.

5075 S. Syracuse St.

Denver, CO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27,  2020

April 17,  2020

Dear Stockholder,

We cordially invite you to attend our 2020 Annual Meeting of Stockholders, to be held on Wednesday,  May 27,  2020, at noon (Mountain Time). This year’s meeting will be a completely virtual meeting, conducted via live webcast. You will be able to attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/RMAX2020.

We are holding the meeting:

1.    to elect four directors to our Board of Directors;

2. to conduct an advisory vote on our executive compensation; and

3.    to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

The above actions are described in more detail in this proxy statement. We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof. Only stockholders of record as of the close of business on March 31,  2020, will be entitled to attend or vote at the Annual Meeting.

We are sending a Notice of Internet Availability of Proxy Materials to our stockholders, which contains instructions on how to access our proxy materials on the internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. To make it easy to vote, internet and telephone voting are available. The instructions for voting are on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.

If you hold your shares through a holder of record, such as a bank or broker, please follow the voting instructions you received from them.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Adam Lindquist Scoville, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 27,  2020: The Company’s Proxy Statement and Annual

Report on Form 10-K for the fiscal year ended December 31, 2019 are also available at http://materials.proxyvote.com/75524W.

RE/MAX HOLDINGS, INC.

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27,  2020

GENERAL INFORMATION

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is making this proxy statement available to its stockholders on or about April 17,  2020, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 27,  2020, at noon (Mountain Time) as a virtual meeting, which you may join by visiting www.virtualshareholdermeeting.com/RMAX2020.  As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX brand and mortgage brokerages within the United States under the Motto Mortgage brand. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock in October 2013 (the “IPO”). RMCO’s direct and indirect subsidiaries include our two franchise brands: RE/MAX, LLC and Motto Franchising, LLC as well as companies involved in providing technology and data services to the real estate industry: Booj, LLC; First Leads, LLC, and Seventy3, LLC. The company also has subsidiary marketing funds that collect funds from franchisees and are contractually obligated to spend such funds for marketing and technology purposes. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2019. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

How can I get a full set of printed Proxy Materials?

We furnish Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items are scheduled to be voted on at the Annual Meeting?

There are three proposals to be voted on at the Annual Meeting:

1.    electing four directors to our Board of Directors;

2. voting on an advisory resolution on our executive compensation; and

3.    ratifying the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

How do I attend the Annual Meeting?

This year’s meeting is completely virtual. You may participate in the meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2020.

In order to attend, you will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. You will be able to vote your shares electronically during the Annual Meeting. Even if you plan to attend, we encourage you to vote by proxy in advance of the Annual Meeting in case you are unable to attend.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1);

FOR the approval of the advisory resolution on executive compensation (Proposal 2); and

FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 3).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 31,  2020 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to one vote for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 18,123,963 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 12,559,600 votes.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The advisory vote on executive compensation, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I  vote?

There are four ways for stockholders to vote:

•     Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•     By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•     By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

•    By electronically voting during the Annual Meeting.  You may also vote your shares by attending the Annual Meeting (see “How do I attend the Annual Meeting?” above) and voting during the meeting.

Can I change my vote after submitting a proxy?

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting electronically during the Annual Meeting.

What happens if I abstain or don’t vote?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained in the next question below) are counted only for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 3 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. Proposal 1 (election of directors) and Proposal 2 (advisory vote on executive compensation) are not “routine” proposals. If you hold shares in street name and do not vote on Proposal 1 or 2, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of solicitating proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Why are you holding a virtual meeting instead of an in-person meeting?

We believe that holding a virtual meeting expands stockholder access to the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may “household” Proxy Materials. This means that only one copy of the Proxy Materials or the Notice of Availability of Proxy Materials may have been sent to multiple stockholders who share an address. If you hold your shares in street name and want to receive separate copies of the Proxy Materials or the Notice of Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon request, the Company will promptly deliver a separate copy of the Proxy Materials or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy, you can contact our investor relations department. The department’s contact information is below.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

CORPORATE GOVERNANCE

Executive Officers

Adam M. Contos, age 48, is our Chief Executive Officer (“CEO”) and principal executive officer, a position he has held since February 2018. Prior to serving as CEO, Mr. Contos served as Co-Chief Executive Officer (“Co-CEO”) alongside David Liniger beginning in  May 2017. During his more than 15 years at RE/MAX, Mr. Contos has held a variety of leadership positions. He served as Chief Operating Officer from January 2016 to May 2017, as Senior Vice President, Marketing, from February 2015 through January 2016, as Vice President, Business Development, from February 2014 until February 2015, as Vice President, Region Development, from August 2013 through February 2014, and as Regional Vice President from 2005 through August 2013. Mr. Contos is a Board Leadership Fellow of the National Association of Corporate Directors (“NACD”).

Nicholas R. Bailey, age 45,  is our Chief Customer Officer, a position he has held since he joined RE/MAX in September 2019. Mr. Bailey brings over 23 years of real estate experience. He previously worked for RE/MAX from 2001 to 2012 leading growth and development for several RE/MAX regions. He left RE/MAX for approximately seven years, first becoming Senior Vice President of Strategic Partnership at Market Leader from 2012 through its acquisition by Trulia in 2013. Following the acquisition, he served as a Vice President of Trulia and, following Zillow’s acquisition of Trulia in 2015, a Vice President of Zillow.  Then, Mr. Bailey served as President and CEO of Century 21 Real Estate, LLC from August 2017 to March 2019.

Karri R. Callahan,  age 42, is our Chief Financial Officer, a position she has held since March 2016. From January 2016 to March 2016 she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 2014 to January 2015 and as Acting Chief Financial Officer from December 2014 through January 2015. Prior to joining RE/MAX, Ms. Callahan had worked at Ernst & Young, LLP since 2008, most recently as Senior Manager.

Serene M. Smith, age 41, has served as Chief of Staff and Chief Operating Officer since January 2019. She served as Chief Operating Officer since May 2017. Prior to becoming Chief Operating Officer, Ms. Smith served as Senior Vice President, Financial Planning and Business Analytics from January 2016 to May 2017.  From April 2014 to December 2015, Ms. Smith served as Vice President, Financial Planning and Analysis and was Vice President, Operational Controller, from April 2010 to April 2014. She has served in various other capacities since joining RE/MAX in 2006.

Ward M. Morrison, age 52, has served as President of Motto Franchising, our mortgage brokerage franchisor, since the brand was launched in the fall of 2016. Due to the growth of the Motto network and the increasing importance of the brand to RE/MAX Holdings, the Board designated Mr. Morrison an executive officer in February 2020. Prior to leading Motto Franchising, Mr. Morrison served RE/MAX as Vice President, Region Operations from 2013 to 2016, as Region Vice President from 2011 to 2013, and in various other roles since joining the RE/MAX in 2005.

Our Board of Directors

Our Board of Directors currently consists of eleven members. The Board has nominated one additional director. Therefore, if the nominee is elected, the Board will have twelve members following the Annual Meeting. The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Nominees for Election at the Annual Meeting (for Terms That Will Expire in 2023) (Class I Directors):

Joseph A. DeSplinter Independent Director

Joseph A. DeSplinter was appointed to the Board of Directors of RE/MAX Holdings in February 2016 and serves as Chair of the Finance and Investment Committee. Mr. DeSplinter was a partner with Ernst & Young for nearly 30 years prior to his retirement in 2014. In that role, he served clients in many industries, particularly real estate, financial services, banking, and technology. Mr. DeSplinter served as the office managing partner for the Phoenix and Denver offices for ten years, which included fulfilling a number of regional roles, such as market strategy development. Mr. DeSplinter led the firm’s U.S. private equity professional practice group for five years, which also entailed serving on its U.S. professional practice committee. He also led the firm’s Americas’ Assurance implementation and enablement group for three years, focused on the rollout of the latest technological changes to the assurance group. As a result of these various roles, he has worked in a number of countries and has significant international experience. Mr. DeSplinter has served on the Board of Directors and member of the audit committee of the Catholic Foundation of Northern Colorado since September 2015 and was a member of the Board of Directors and Chairman of the Audit Committee of Adolfson & Peterson Construction Company from June 2015 through June 2019.  Mr. DeSplinter is a Board Leadership Fellow of the NACD. The Board recommends you vote to elect Mr. DeSplinter because of his strong financial background and vast experience advising public companies.

Key Skills
• Financial knowledge • Public company advisory experience • International business experience
Committee Membership
• Finance and Investment (Chair) • Audit
Age: 66

Roger J. Dow Lead Independent Director

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and serves as Lead Independent Director and as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow is a Governance Fellow of the NACD. The Board recommends you vote to elect Mr. Dow because of his particular knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Compensation (Chair)
Age: 73

Ronald E. Harrison Independent Director

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He has also served on the Board of Trustees of the College of New Rochelle and on the Advisory Board of the University of New Hampshire’s Rosenberg Center for International Franchising. Mr. Harrison is a Governance Fellow of the NACD. The Board recommends you vote to elect Mr. Harrison because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Compensation • Nominating and Corporate Governance
Age: 84

Laura G. Kelly Director Nominee

Laura G. Kelly has been nominated to serve on the Board of Directors of RE/MAX Holdings. Ms. Kelly, who is currently President of The Columbia Institute for CoreLogic also served as its Managing Director of Valuation Solutions, a hybrid technology and operating subsidiary with revenues of nearly $500M.  Before joining CoreLogic, Ms. Kelly has significant executive and financial responsibilities at Dun & Bradstreet, American Express and MasterCard. Ms. Kelly is also a member of the Board of Directors for Jack Henry (NASDAQ: JKHY), a financial technology company, and USAA’s Saving’s Bank Board.  Ms. Kelly’s early career included service to her country as an active duty and reserve officer for the United States Air Force. The Board recommends that you vote for Ms. Kelly because of her experience in leading global change and innovation and extensive background in financial services and data solutions.

Key Skills
• Leading and managing disruptive change • Driving global innovation • Mergers and acquisitions strategy and integrations
Committee Membership
Ms. Kelly is nominated to join the Board in 2020
Age: 63

Directors Whose Terms Will Expire in 2021 (Class II Directors):

Adam M. Contos Chief Executive Officer and Director

Adam M. Contos, our Chief Executive Officer, was appointed to the Board of Directors of RE/MAX Holdings in December 2018. More information about Mr. Contos can be found above under “Executive Officers.”  Mr. Contos was appointed to the Board due to his extensive knowledge of the real estate industry and his history of strong leadership at RE/MAX.

Key Skills
• Extensive experience in and knowledge about real estate industry • Strong leadership experience at RE/MAX
Committee Membership
None
Age: 48

Kathleen J. Cunningham Independent Director

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013, re-elected in May 2015 and 2018, and serves as Chair of the Audit Committee. She was a member of RMCO’s Board of Managers from February 2013 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham has served on a total of four public company boards and their audit committees. Ms. Cunningham is a Board Leadership Fellow of the NACD and is a co-founder and past President of its Colorado Chapter. Ms. Cunningham was selected to serve on our Board because of her particular knowledge of and experience in finance, capital structure, and board governance practices of other major organizations.

Key Skills
• Finance experience • Capital structure experience • Board governance knowledge
Committee Membership
• Audit (Chair) • Finance and Investment
Age: 73

Gail A. Liniger Vice Chair and Co-Founder

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013 and, before that, of RE/MAX, LLC or its parent companies, since 1974. Mrs. Liniger held many officer positions with the Company since its founding in 1973, including President from 1979-1991, and Chief Executive Officer from 1991 through 2002. Mrs. Liniger is a Governance Fellow of the NACD. Mrs. Liniger is married to David Liniger, our Chair and Co-Founder. Mrs. Liniger was selected to serve on our Board because of her role in founding our Company and her intimate knowledge of the Company and the real estate industry

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry experience
Committee Membership
None
Age: 74

Christine M. Riordan Independent Director

Christine M. Riordan, Ph.D. was appointed to the Board of Directors of RE/MAX Holdings in January 2015, elected for a full term in May 2015, and is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a nationally ranked doctoral research university. Dr. Riordan is an internationally recognized expert in leadership, strategy, team performance, and diversity and inclusion. She consults regularly with corporations and is a frequent speaker on leadership and overcoming challenges, including her TEDx talk, “Dare to Be Extraordinary”. She has been interviewed and written articles for media such as: Financial Times, Harvard Business Review, Forbes, USA Today, U.S. News & World Report, The New York Times, International Herald Tribune, Huffington Post, MSNBC, CNN, CNBC, Wall Street Journal MarketWatch, CareerBuilder, and Psychology Today. For her leadership in New York, Dr. Riordan has been recognized by the Long Island Business News as a Top CEO, and by Family and Children's Association as a 2015 Woman of Distinction, by the Long Island Press as Long Island’s Best College President and she has been named to the Long Island Press 2016 Power List. She also currently serves on the board of directors of the Long Island Association (LIA), a leading business organization on Long Island and the Long Island Regional Advisory Council on Higher Education (LIRACHE). Dr. Riordan is a Board Leadership Fellow of the NACD. Dr. Riordan was selected to serve on our Board because of her deep experience as a senior executive and chief executive officer, broad business background, experience with board, and expertise in leadership and strategy.

Key Skills
• Senior executive and CEO experience • Broad business background • Board experience • Leadership and strategy experience
Committee Membership
• Nominating and Corporate Governance (Chair) • Compensation
Age: 55

Directors Whose Terms Will Expire in 2022 (Class III Directors):

David L. Liniger Non-Executive Chair

David L. Liniger is the non-executive Chair of our Board of Directors and our Co-Founder. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent companies, since it was established in August 1974. Mr. Liniger served in a variety of leadership roles within the RE/MAX organization over the past 45 years, including Co-CEO and Principal Executive Officer from May 2017 through February 2018 and CEO from December 2014 until May 2017. Mr. Liniger is a Board Leadership Fellow of the NACD. Mr. Liniger was selected to serve on our Board because of his role in founding our Company and his intimate knowledge of our Company and his long history as a visionary in the real estate industry.

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry leader
Committee Membership
None
Age: 74

Stephen P. Joyce Independent Director

Stephen P. Joyce was appointed to the Board of Directors of RE/MAX Holdings in April 2020. Mr. Joyce is the Chief Executive Officer and a member of the Board of Directors of Dine Brands Global, Inc. (NYSE: DIN), the franchisor of Applebee’s Grill + Bar and IHOP. Prior to that he served as President, Chief Executive Officer, and Director of Choice Hotels International, Inc. Prior to that he spent over 25 years at Marriott International, Inc., in several roles, including Executive Vice President Global Development, Owner and Franchise Services. Mr. Joyce has held many leadership roles with the International Franchise Association, including Chairman. He also serves on the boards of a variety of community organizations. As a recently-appointed member of the Board, Mr. Joyce does not currently serve on any Committees. The Board intends to appoint him to one or more committees following the Annual Meeting. Mr. Joyce was selected for our Board due to his leadership in franchise brands, both as a Board member and executive.

Key Skills
• Public company board service • Franchise industry experience • Disruptive technology experience • International business experience
Committee Membership
None
Age: 60

Daniel J. Predovich Director

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics, and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. Mr. Predovich is a Board Leadership Fellow of the NACD. Mr. Predovich was selected to serve on our Board because of his extensive experience and knowledge in accounting and financial matters.

Key Skills
• Finance and accounting knowledge
Committee Membership
• Finance and Investment
Age: 72

Teresa S. Van De Bogart Independent Director

Teresa S. Van De Bogart was elected to the Board of Directors in May 2016. Ms. Van De Bogart retired in 2019 as Vice President—Global IT Solution Delivery for Molson Coors Brewing Company, a position she held since 2012. She had been an IT vice president of Molson Coors (and its predecessors) since 2005 establishing a global project management office and leading large-scale global project implementations. She previously served in various other leadership roles at the company including procurement, finance and accounting. Ms. Van De Bogart is a Board Leadership Fellow of NACD.  She additionally serves on the Board of Sunflower Bank and serves on their risk and compensation committees as well as Craig Hospital Foundation Board and is a member of their nominating and governance committee. She previously served as the board chair for the Colorado Women’s Chamber of Commerce as well as the Women’s Leadership Foundation. Ms. Van De Bogart was selected to serve on our Board because of her information technology and financial background including security trends and risk assessment, and her experience as a senior leader in a global public company.

Key Skills
• Information technology and security experience • Public company leadership experience
Committee Membership
• Audit • Nominating and Corporate Governance
Age: 64

Director Independence

Our Board periodically assesses the independence of our directors. For a director to be considered independent, our Board must affirmatively determine that the director does not have any direct or indirect material relationship with us, other than as a director, that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company. When assessing the materiality of a director’s relationship with us, our Board will consider the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, social and familial relationships, among others.

The Board of Directors has determined that Kathleen Cunningham, Joseph DeSplinter, Roger Dow, Ronald Harrison, Stephen Joyce, Christine Riordan, and Teresa Van De Bogart are each an “independent director” under applicable NYSE standards and the Company’s corporate governance guidelines, and that none of these directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company. The Board has also determined that Laura Kelly will be an independent director under these criteria.

Dave and Gail Liniger have a very close, personal relationship with our CEO, Adam Contos, and his family, which the Linigers and Mr. Contos describe as almost like immediate family. The Linigers have not, since our IPO, been considered independent directors, due also to their service as officers of the Company. As a result, Mr. and Mrs. Liniger have represented that they intend to recuse themselves from any matters relating to Mr. Contos and his performance, including evaluations of his performance, compensation, and continued employment. In addition, as befitting such relationships, the Linigers and Contoses occasionally give gifts to each other, such as the cost of vacations they spend together, or the Linigers’ contributions to the Contos children’s college funds. These gifts are made from the Linigers’ personal funds and the Board is satisfied that they are intended as gifts in good faith. Because of this, and because there is no incremental cost to the Company, those amounts are not considered income to Mr. Contos or compensation from the Company and are not included in the Compensation Discussion and Analysis, below.

Board of Directors Leadership Structure; Formalized Lead Independent Director Role

The Board annually elects a Chair of the Board. Currently the roles of Chair and CEO are split between Mr. Contos, our Chief Executive Officer, and Mr. Liniger, the Chair of the Board, who serves in a non-executive capacity. Mr. Contos has been CEO and Principal Executive Officer since early 2018.  In this role, Mr. Contos is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations. Mr. Liniger’s role allows him to provide leadership as a member of the Board and as a founder and to focus on considerations of long-term strategy for the business.  The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Mr. Liniger was most recently re-elected as Chair of the Board in February 2020.

In addition, the independent members of the Board elect a Lead Independent Director annually. The role of the Lead Independent Director is defined in the Company’s bylaws and Lead Independent Director charter, which are both available on our investor relations website, accessible through our principal corporate website at www.remax.com. Roger Dow was first elected Lead Independent Director in May 2019 and most recently was reelected in February 2020. Before that, Richard Covey, whose term as a director ended on that date, had served as Lead Independent Director since 2014. The Lead Independent Director coordinates the activities of the independent members of the Board, provides guidance and assistance to the CEO, presides at meetings of stockholders and the Board in the Chair’s absence, and performs such other duties as the Board may determine from time to time.

Lead Independent Director Role
 Presides over meetings of the independent directors  Serves as the primary liaison between Company management and the independent members of the Board  Meets in private sessions with management

     Leads, in conjunction with the Compensation Committee, the independent directors’ evaluation of the CEO

     Calls meetings of the Board or of the independent directors

     Retains such advisors and consultants as deemed appropriate

Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management. However, the Board believes that oversight of risk management is one of its fundamental responsibilities. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, the Company’s compliance programs, the Company’s cybersecurity program, and the risks related to each of these areas. The Compensation Committee oversees compensation-related risks. The Nominating and Corporate Governance Committee oversees the Company’s corporate governance programs, including the code of conduct. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, and other financial arrangements. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains and regularly evaluates and updates succession plans for key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. Executive management regularly discusses succession planning with the Board, including reviewing development plans for senior non-executive employees who may be candidates for future executive positions.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing director education. As highlighted in their biographical information, above, ten of the eleven members of our Board of Directors have been named as Fellows by NACD. In recent years, the Board has engaged NACD for customized training sessions for all members. Last year’s session was “Building the Strategic Asset Board” and the 2018 session focused on culture, stockholder engagement, communication, mergers and acquisitions, and transitioning from a controlled company. All then-current members attended the sessions the past two years. This year, because the Board is meeting remotely during the second quarter due to the global coronavirus pandemic, it plans to conduct a training session later in the year.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an assessment of the Board, its committees, and its members. The timing of the assessment may vary from year to year, but occurs approximately once per year. Each director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage directors to speak candidly, responses to evaluation questions are collected by the Company’s counsel or an outside consultant, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each Committee discusses its own assessment results and the Nominating and Corporate Governance reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Board Committees

During 2019  our Board of Directors had the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Finance and Investment Committee. Our Board of Directors has adopted written charters for each of these committees, which are reviewed annually and are available on our investor relations website, accessible through our principal corporate website at www.remax.com. The content of our website is not incorporated in this proxy statement. From time to time, the Board may also establish committees for special limited purposes.

Audit Committee

The Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm its independence from our management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing the interim and annual financial statements that we file with the SEC with management and our independent registered public accounting firm;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	monitoring the implementation and impact of new accounting policies;
•

establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing;

•	reviewing and approving related party transactions; and
•	overseeing the Company’s efforts to mitigate cybersecurity risks.

The Audit Committee reviews our annual reports and makes recommendations to the full Board about its approval. Since 2017, the Audit Committee has reviewed and approved our quarterly reports for the first, second, and third quarters. The Board has delegated authority to the Audit Committee to approve regular quarterly dividends, within parameters established by the Board.

Our Audit Committee currently consists of Kathleen Cunningham (Chair), Joseph DeSplinter, and Teresa Van De Bogart. Our Audit Committee is fully independent under applicable NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Our Board of Directors has determined that Kathleen Cunningham and Joseph DeSplinter each qualify as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans, and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	overseeing compensation of other officers;
•	administering the Company’s equity compensation program;
•	reviewing and approving employment agreements and other similar arrangements between us and our officers; and
•	appointing and overseeing any compensation consultants.

The Compensation Committee currently consists of Roger Dow (Chair), Ronald Harrison, and Christine Riordan. Our Compensation Committee is fully independent under applicable Exchange Act rules and NYSE standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•

identifying and evaluating potential candidates for the slate of Directors nominated for election by stockholders at annual meetings and vacancies occurring on the Board from time to time and making recommendations to the Board regarding qualified individuals to be members of our Board of Directors;

•	overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles and reviewing portions of our code of conduct related to corporate governance;
•	assisting the Board in developing, evaluating, and updating succession plans for key leadership roles, both in Company management and at the Board level; and
•	overseeing the Board’s annual self-evaluation.

The Nominating and Corporate Governance Committee currently consists of Christine Riordan (Chair), Ronald Harrison, and Teresa Van De Bogart. The Nominating and Corporate Governance Committee is fully independent.

Finance and Investment Committee

Finance and Investment Committee members are Joseph DeSplinter (Chair),  Kathy Cunningham, and Daniel Predovich. The primary purposes of the committee are to assist the Board with oversight, approval, and recommendations regarding the Company’s capital structure and capital strategy, investment of cash, interest rate and currency risk management, tax planning (including tax receivable agreements), and other financial arrangements.

Board and Committee Meetings; Annual Meeting Attendance

During 2019, our Board held seven meetings. The Audit Committee held ten meetings, the Compensation Committee held six, the Nominating and Corporate Governance held seven, and the Finance and Investment Committee held six.

All directors attended at least 75% of the total number of meetings of the Board and committees on which they serve. The Board meets from time to time in executive sessions of independent directors and Mr. Dow, the Lead Independent Director, presides over such meetings.

We encourage all directors to attend our annual meetings of stockholders. All of our directors attended the 2019 annual meeting of stockholders. The Annual Meeting will coincide with a regularly scheduled meeting of the Board and, because our 2020 meeting will be completely virtual, we expect that all members and nominees will attend the meeting virtually. We do not have a formal policy with respect to director attendance at annual meetings of stockholders.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards. Among the qualifications the Nominating and Corporate Governance Committee may consider are personal and professional integrity; exceptional ability and judgment; broad experience in business, finance, or administration; familiarity with the real estate, mortgage, or franchising industries; executive leadership experience; service on other boards; ability to serve the long-term interest of our stockholders; and sufficient time to devote to the Board duties.

The Role of Diversity in Director Nominations

The Board believes that it is important that the Board be comprised of directors with diverse backgrounds, viewpoints, and experiences. To that end, the Board pays special attention to the diversity of its members and potential nominees, and the Board believes its oversight capabilities are bolstered by its diverse composition. Four of our eleven current directors are women and, as noted above, the Board has nominated another woman for election at the Annual Meeting. Women serve as the Chairs of both our Audit and Nominating and Corporate Governance Committees. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, but continually looks for opportunities to maintain and increase the diversity of the Board.

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s bylaws and the committee’s charter. A summary of the requirements for nominating candidates is below under “Information Regarding Stockholder Proposals.”

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our business strategy, governance, and compensation practices. Executives and management from the RE/MAX investor relations team meet regularly with stockholders on a variety of topics. In late 2018, a cross-functional group from our finance, legal, and investor relations teams initiated an expanded investor outreach to gather feedback on key strategic initiatives, corporate governance matters, executive compensation, and other topics of interest to our stockholders. Feedback received during these conversations was communicated to and discussed by the full Board and will help to inform our ongoing decision-making on our governance, compensation, and other practices.

Communication with the Board of Directors

We believe communication between the Board and our stockholders is an important aspect of corporate governance. Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be, depending on the nature of the communication, either forwarded or periodically presented to the intended recipients. However, the Corporate Secretary may, in his discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate, or may summarize communications as appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Code of Conduct and Supplemental Code of Ethics

We have adopted a Code of Conduct applicable to all employees and a Supplemental Code of Ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. Our Code of Conduct emphasizes our core values, for which we use the acronym MORE:

A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remax.com.  Any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed on our investor relations website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of directors, director independence, director responsibility, director access to management, director compensation, information about the Board and its committees, director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remax.com.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. During 2019,  four individuals were designated by our Board of Directors as executive officers and are referred to as our “Named Executive Officers” for 2019:

•     Adam M. Contos, Chief Executive Officer

•     Nicholas R. Bailey, Chief Customer Officer

•     Karri R. Callahan, Chief Financial Officer

•     Serene  M. Smith, Chief of Staff and Chief Operating Officer

Overview of our Executive Compensation Program

Our philosophy is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders, balance rewards for both short-term performance and longer-term value creation, incentivize and reward high performance without encouraging imprudent risk taking, and attract and retain talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, bonus structure, and grants of long-term equity-based compensation awards.

Role of the Compensation Committee

The Compensation Committee determines the compensation of the CEO and other executive officers and oversees the compensation of other officers and employees. The Compensation Committee also administers the Company’s equity compensation program.

Role of the CEO

Mr. Contos, working with our Human Resources department and using information from the compensation consultant discussed below, recommends to the Compensation Committee the amount and form of compensation for officers other than himself. His recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our compensation program and other elements of our business strategy and governance practices. We hold an advisory vote on executive compensation (“say-on-pay”) every three years. The Company values input from stockholders on executive compensation and other matters at any time. As discussed above, we meet regularly with stockholders on a variety of topics, including executive compensation.

Role of Compensation Consultants

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee currently engages Dynol Consulting (“Dynol”) as compensation consultant. The compensation consultant is independent under NYSE standards. The consultant provides compensation data on other companies and recommendations on executive compensation, including bonuses and equity grants. Dynol has also provided data and recommendations regarding director compensation.

The Compensation Committee has used the peer group listed in the left side of the table below since 2016. In 2019, working with Dynol, the Compensation Committee modified the peer group and began using the peers set forth in the right column below. The peer group was expanded to add several smaller franchisors and to include more real estate services companies including builders and technology providers. Some of the larger companies from the 2016 peer group were removed. Dynol also provides information from proprietary surveys of salary data and other sources. The Compensation Committee used such information in determining all elements of executive officer compensation. The Company, however, did not target specific positioning relative to these peers.

2016 Peer Group	2019 Peer Group
CBRE Group Inc. Choice Hotels International Inc. Domino’s Pizza Inc. Dunkin’ Brands Group, Inc. Jones Lang LaSalle Inc. Marriott International Inc. Realogy Holding Corp. Yum! Brands Inc.

Century Communities, Inc.
Choice Hotels International Inc
CoreLogic, Inc.
Domino's Pizza Inc
Dunkin Brands Group, Inc
EXP World holdings, Inc.
FirstService Corporation
Jones Lang LaSalle Inc
M/I Homes, Inc.
MGIC Investment Corp
Planet Fitness, Inc
Realogy Holdings Corp
Redfin Corporation
Ruth's Hospitality Group, Inc.
Stewart Information Services Corp
Zillow Group, Inc

Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, bonus, and long-term equity incentive compensation.

Base Salary

Base salary provides a fixed amount of cash compensation. The Company aims to pay base salary that will attract and retain quality officers who will drive the Company’s success. The Company’s philosophy is to pay experienced, seasoned officers near the midpoint of the established base salary range for that position, based on data from its compensation consultants. Base salary for each of the executive officers is determined by the Compensation Committee taking into account the recommendation of the CEO, market data provided by the Company’s compensation consultants on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each executive officer. The CEO and Compensation Committee evaluate base salary for executive officers annually.

Bonus

We use annual bonuses to motivate and reward executive officers for meeting and exceeding personal and corporate objectives. For Named Executive Officers, the bonus paid with respect to 2019 was one half cash and one half Class A common stock of the Company that was fully vested when granted.

We design our bonuses so that, at the target bonus level, approximately one third of each executive officer’s total cash compensation for the year (i.e., such individual’s base salary plus bonus) would be comprised of a bonus that depends on individual and Company performance over the prior year. Each year, the Compensation Committee adopts an annual bonus plan (each such plan, an “Annual Plan”) pursuant to the Omnibus Incentive Plan. Pursuant to the Annual Plan for 2019 (the “2019 Bonus Plan”), each of our Named Executive Officers was eligible for a bonus based on a percentage of such officer’s base salary.

Bonus award amounts for executive officers under the 2019 Bonus Plan are based on both Company and individual performance. For Mr. Contos, Ms. Callahan, and Ms. Smith, the calculation is a two-step process. First a bonus level is calculated for each officer based on Company performance. The Compensation Committee then adjusts that amount up or down based on factors such as individual performance, attainment of goals, and living our “MORE” values discussed above. If Company performance is below a threshold level set by the Compensation Committee, no bonus is paid.

For Company performance, the Compensation Committee established a measurement called Bonus Adjusted EBITDA1, which is the Company’s Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate. We believe Adjusted EBITDA reflects the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. The Compensation Committee sets levels for the threshold bonus, target bonus, and stretch bonus for each officer, based on Bonus Adjusted EBITDA amounts. For Mr. Contos, the Compensation Committee set threshold bonus under the 2019 Bonus Plan at 30% of base salary, target bonus at 60% of base salary and stretch bonus at 90% of base salary. For Mr. Bailey, Ms. Callahan and Ms. Smith,  the Compensation Committee set threshold bonus under the 2019 Bonus Plan at 25% of base salary, target bonus at 50% of base salary, and maximum bonus at 75% of base salary.

For individual performance, the CEO, working with our Human Resources department, prepares an incentive plan for each executive officer (other than himself). The Compensation Committee then reviews and revises these plans as it deems appropriate, before approving them. Following the end of the year, the Compensation Committee evaluates the officer’s performance against such incentive plan to determine the individual performance score used in making the bonus determination. Individual performance measures and results for each Named Executive Officer are discussed below.

In addition to the plan-based bonus, the Compensation Committee has discretion to pay additional bonuses to Named Executive Officers based on special projects or other exceptional circumstances and has authorized the CEO to make project-based bonuses to other Company officers or personnel. Plan-based bonuses are paid annually, based on the prior year’s performance, and project-based bonuses may be paid on an irregular basis, as the Compensation Committee deems appropriate to the circumstances. Following the end of the year, the CEO and Compensation Committee review each executive officer’s performance to determine the amount of such bonus, if any, to be paid.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants executive officers and other Company officers equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers. The Compensation Committee reviews this recommendation and grants equity awards. Generally, the Compensation Committee grants equity awards annually. However, on occasion the Compensation Committee may grant additional awards, for example, in connection with promotions or new executive hires.

The Compensation Committee believes the long-term incentive program should incentivize performance and align the interests of the officers with stockholders. Toward that end, restricted stock unit grants to officers since 2017 have included performance-based vesting criteria in addition to time-based vesting criteria. For the Named Executive Officers, 60 percent of the award has performance-based vesting and 40 percent of the award has time-based vesting. The number of restricted stock units that vest for each executive officer is based on: (a) revenue, and (b) total stockholder return relative to the Standard & Poor’s SmallCap 600® index, both over a three-year performance period. Each Named Executive Officer was granted a target number of performance-based restricted stock units. If threshold levels are not met, none of the performance-based restricted stock units will vest. If the thresholds are met, the number of restricted stock units that vest will be between 50% and 150% of the target amount.

The performance period for the 2017 performance-based long-term incentive grants ran from January 1, 2017 through December 31, 2019. The awards had threshold performance targets of (i) total stockholder return during the performance period relative to the Standard & Poor’s SmallCap 600® index at the thirty-fifth percentile and (ii) cumulative revenue over the performance period of $630 million. The Company’s performance was below both of these thresholds and therefore none of the 2017 performance-based restricted stock units vested.

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. Generally, the Company’s benefits for its executive officers are substantially the same as those provided to other officers and employees.

1  See the 2019 Annual Report for the definition of Adjusted EBITDA. A table presenting a reconciliation of net income (the most directly comparable GAAP financial measure) to Adjusted EBITDA is included in the Company’s 2019 Annual Report.

As part of the Company’s benefit package, David and Gail Liniger have made a golf course they own, known as “Sanctuary,” available for use by Company officers and employees at no cost to officers or employees.  This benefit is considered taxable compensation to officers and employees and the Company pays a gross up for these taxes for officers and employees who use the Sanctuary golf course. The only cost to the Company of this benefit is the tax gross up.

Adam M. Contos, CEO

2019 Chief Executive Officer Pay Mix

Base Salary

Mr. Contos has been our CEO since February 2018 and served as co-CEO prior to then. His base salary during 2019 was $650,000.

Bonus

Pursuant to the 2019 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Mr. Contos’s final bonus of $378,000.  As noted above, this amount was paid half in cash and half in stock granted on or about March 1, 2020.

Mr. Contos’s individual goals for 2019 were divided into four broad categories. The first was partnering with our franchisees. Goals in this category included leading initiatives to increase profitability of RE/MAX brokers and implementing a new service model for our franchisees focused on business planning and coaching. This category also included targets for RE/MAX agent count and RE/MAX and Motto franchise sales. The second category was empowering RE/MAX agents and Motto loan officers, which included goals to increase their productivity through better technology tools and improved training. The third category was attracting consumers. Goals in this category included overseeing the continued development and launch of booj technology and other technology products. The fourth category was to engage employees, with goals related to improving the use of space at our headquarters and increasing employee alignment through improved communication.

Equity Grants

In March 2019, the Compensation Committee granted Mr. Contos a total of 24,848 restricted stock units, with a grant date fair value of $1,006,824.  Sixty percent of the grant could vest in 2022 based on Company performance during 2019, 2020, and 2021, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2020,  2021, and 2022, subject to Mr. Contos’s continued service through each vesting date.

Other

Other compensation for Mr. Contos also includes our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of the Sanctuary golf course, and a tax gross up of $263 related to use of the golf course.

Nicholas R. Bailey, Chief Customer Officer

2019 Chief Customer Officer Pay Mix

Base Salary

Mr. Bailey joined RE/MAX as Chief Customer Officer in September 2019. His annualized base salary during 2019 was $350,000.

Bonus

Pursuant to the 2019 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Mr. Bailey’s final bonus of $170,000.  His bonus was based on his annualized base salary and was primarily based on Company performance due to the fact that Mr. Bailey was hired in September 2019. As noted above, this amount was paid half in cash and half in stock granted on or about March 1, 2020.

Equity Grants

In connection with Mr. Bailey’s hire, the Compensation Committee granted him 3,896 shares of Class A common stock with a grant date fair value of $100,010.

Other

Mr. Bailey did not have any other compensation in 2019.

Karri R. Callahan, Chief Financial Officer

2019 Chief Financial Officer Pay Mix

Base Salary

Ms. Callahan is our Chief Financial Officer, a position she has held since March 2016. Her annual base salary at the beginning of 2019 was $320,000 and was increased to $350,000 in April 2019.

Bonus

Pursuant to the 2019 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Callahan’s final bonus of $170,000. As noted above, this amount was paid half in cash and half in stock granted on or about March 1, 2020.

Ms. Callahan’s individual goals for 2019 included overseeing capital deployment by evaluating potential acquisitions, including independent RE/MAX regions and other complementary businesses, and overseeing reinvestment in the business, with a focus on technology and strategy and overseeing the departments she manages, with a focus on maintaining a collaborative, high performing culture.

Equity Grants

In March 2019, the Compensation Committee granted Ms. Callahan 13,380 restricted stock units, with a grant date fair value of $542,146. Sixty percent of the grant could vest in 2021 based on Company performance during 2019, 2020, and 2021, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2020, 2021, and 2022, subject to Ms. Callahan’s continued service through each vesting date.

Other

Other compensation for Ms. Callahan consisted of our standard 401(k) match and dividend equivalents paid in cash upon vesting of restricted stock units.

Serene M. Smith, Chief of Staff and Chief Operating Officer

2019 Chief of Staff / Chief Operating Officer Pay Mix

Base Salary

Ms. Smith is our Chief of Staff and Chief Operating Officer, a position she has held since January 2019. She was our Chief Operating Officer for all of 2019. Her base salary at the beginning of the year was $320,000 and was increased to $330,000 in April 2019.

Bonus

Pursuant to the 2019 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Smith’s final bonus pursuant to the 2019 Bonus Plan of $160,000. As noted above, this amount was paid half in cash and half in stock granted on or about March 1, 2020.

Ms. Smith’s individual goals included overseeing Company strategy to prioritize and manage goals and objectives across the Company, managing integration of various technology, marketing, business, growth, and people initiatives, and managing integration of acquisitions.

Equity Grants

In March 2019, the Compensation Committee granted Ms. Smith 12,615 restricted stock units, with a grant date fair value of $511,152. Sixty percent of the grant could vest in 2022 based on Company performance during 2019, 2020 and 2021, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2020, 2021, and 2022, subject to Ms. Smith’s continued service through each vesting date.

Other

Other compensation for Ms. Smith consisted of our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, and a tax gross up of $855 related to the complimentary use of the Sanctuary golf course.

Other Compensation Policies

Policies for Hedging and Other Transactions Involving Company Stock

Our insider trading policy prohibits all officers, employees, and directors from engaging in any of the following activities without the prior written consent of the Board of Directors or the Chief Compliance Officer: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock. No officers, employees, or directors have been granted consent to engage in any such transactions.

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our directors and executive officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to directors, all Named Executive Officers and certain other members of senior management. The stock ownership guidelines provide a minimum share ownership level for directors and certain officers based on a multiple of base salary or cash retainer. Unvested time-based restricted stock units count toward the threshold. The multiples are as follows: CEO: five times base salary; Chief Customer Officer, Chief Financial Officer, and Chief Operating Officer: two times base salary; other officers subject to the guidelines: one times base salary; non-employee directors: three times base cash retainer. If an officer or director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards without approval of the Compensation Committee (other than those that were vested at the time of our IPO or those that are issued as part of the a bonus under the Company’s Annual Plan).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2019 for filing with the SEC.

Compensation Committee

Roger J. Dow, Chair

Ronald E. Harrison

Christine M. Riordan

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our Named Executive Officers during fiscal years 2019, 2018,  and 2017.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)		Total ($)
Adam M. Contos, CEO	2019	650,000	—	1,006,824	378,000	27,388	(4)	2,062,212
	2018	620,673	48,750	1,489,410	234,000	12,232		2,405,065
	2017	381,821	—	390,046	70,000	73,422		915,289
Nicholas R. Bailey, Chief Customer Officer	2019	114,198	—	100,010	170,000	—		384,208
Karri R. Callahan, Chief Financial Officer	2019	342,500	—	542,146	170,000	15,304	(5)	1,069,950
	2018	320,000	74,000	415,543	96,000	16,074		921,617
	2017	316,667	12,500	328,472	64,000	25,410		747,049
Serene M. Smith, Chief of Staff and Chief Operating Officer	2019	327,500	—	511,152	160,000	14,800	(6)	1,013,452
	2018	316,667	39,000	412,793	96,000	15,644		880,104
	2017	279,551	—	205,325	75,000	44,090		603,966

 (1)   Represents discretionary cash bonuses in the year in which they were earned. Bonuses paid pursuant to Annual Plans and Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column. For additional details, see “Compensation Discussion and Analysis” above.

(2)    Reflects the grant date fair value of restricted stock units granted during 2019 to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2019 Annual Report. The grant date fair value for the performance-based restricted stock unit awards is reported based upon probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the restricted stock unit awards granted in 2019, assuming achievement of the maximum performance level for performance-based awards, would have been: Mr. Contos: $1,315,232; Mr. Bailey: $100,010; Ms. Callahan: $708,213; and Ms. Smith: $667,725.

(3)    Reflects the awards that our Named Executive Officers received under each year’s Annual Plan. The awards for 2019 were paid half in cash and half in Class A common stock of the Company. Further details of Annual Plans, including the 2019 Bonus Plan, are above in the Compensation Discussion and Analysis.

(4)    Reflects matching contributions made under our 401(k) plan,  dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of the Sanctuary golf course and a tax gross up of $263 related to the use of the golf course, similar to that granted to other officers and employees, and travel costs for Mr. Contos’s wife to attend certain Company events.

(5)    Reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon vesting of restricted stock units.

(6)    Reflects matching contributions made under our 401(k) plan,  dividend equivalents paid in cash upon vesting of restricted stock units and a tax gross up of $855 related to the use of the Sanctuary golf course, similar to that granted to other officers and employees.

Grants of Plan-Based Awards

The following table provides information regarding equity grants to our Named Executive during 2019.

								All other
								stock
								awards		Grant date
								Number of		fair value
		Estimated future payouts under			Estimated future payouts under			shares of		of
		non-equity incentive plan awards (1)			equity incentive plan awards (2)			stock or		stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units		award
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)		($) (3)
Adam M. Contos	—	195,000	390,000	585,000	—	—	—	—		—
	3/1/2019	—	—	—	7,455	14,909	22,364	—		616,817
	3/1/2019	—	—	—	—	—	—	9,939	(4)	390,006
Nicholas R. Bailey	—	87,500	175,000	262,500	—	—	—	—		—
	9/3/2019	—	—	—	—	—	—	3,896	(5)	100,010
Karri R. Callahan	—	87,500	175,000	262,500	—	—	—	—		—
	3/1/2019	—	—	—	4,014	8,028	12,042	—		332,133
	3/1/2019	—	—	—	—	—	—	5,352	(4)	210,012
Serene M. Smith	3/1/2019	82,500	165,000	247,500	—	—	—	—
	3/1/2019	—	—	—	3,785	7,569	11,354	—		313,147
	3/1/2019	—	—	—	—	—	—	5,046	(4)	198,005

(1)    Represents potential payouts under the 2019 Bonus Plan. Actual amounts paid are reflected above in the Summary Compensation Table.

(2)    Represents performance-based restricted stock units that are scheduled to vest in 2022 based on Company performance during 2019, 2020, and 2021.

(3)    Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2019 Annual Report.

(4)    Represents time-based restricted stock units that are scheduled to vest on March 1, 2020, 2021, and 2022.

(5)    Represents shares of Class A common stock.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2019.

		Stock Awards
							Equity
					Equity		Incentive Plan
					Incentive Plan		Awards:
					Awards:		Market or
		Number of		Market Value	Number of		Payout value of
		Shares or		of Shares or	unearned shares,		unearned shares,
		Units of Stock		Units of Stock	units, or other		units, or other
		That Have Not		That Have Not	rights that have		rights that have
Name	Grant Date	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)
Adam M. Contos	3/6/2017	914	(2)	35,180
	3/21/2018	13,713	(3)	527,813
	6/1/2018	3,328	(4)	128,095
	3/1/2019	9,939	(5)	382,552
	3/6/2017				2,056	(6)	79,135
	6/1/2018				3,743	(7)	144,068
	3/1/2019				14,909	(8)	573,847
Nicholas R. Bailey	n/a	—		—	—		—
Karri R. Callahan	3/6/2017	771	(2)	29,676
	6/1/2018	1,869	(4)	71,938
	9/11/2018	737	(4)	28,367
	3/1/2019	5,352	(5)	205,998
	3/6/2017				1,732	(6)	66,665
	6/1/2018				2,102	(7)	80,906
	3/1/2019				8,028	(8)	308,998
Serene M. Smith	3/6/2017	481	(2)	18,514
	6/1/2018	1,536	(4)	59,121
	9/11/2018	2,106	(4)	81,060
	3/1/2019	5,046	(5)	194,221
	3/6/2017				1,083	(6)	41,685
	6/1/2018				1,728	(7)	66,511
	3/1/2019				7,569	(8)	291,331

(1)   Value is calculated by multiplying the number of unvested restricted stock units by $38.49, which was the closing market price of our Class A common stock on December 31,  2019.

(2)   Represents time-based restricted stock units (“RSUs”) that vested on March 1, 2020.

(3)   Represents time-based RSUs that are scheduled to vest on March 1, 2021.

(4)   Represents time-based RSUs, half of which vested on March 1, 2020, and half of which are scheduled to vest on March 1, 2021.

(5)   Represents time-based RSUs, one third of which vested on March 1, 2020, and the remainder of which are scheduled to vest on March 1, 2021 and 2022.

(6)   Represents performance-based RSUs which were scheduled to vest in early 2020 based on Company performance during 2017, 2018, and 2019. The numbers set forth above represent the threshold number of restricted stock units.

(7)   Represents performance-based RSUs which are scheduled to vest in early 2021 based on Company performance during 2018, 2019, and 2020. The numbers set forth above represent the threshold number of restricted stock units.

(8)   Represents performance-based RSUs which are scheduled to vest in early 2022 based on Company performance during 2019, 2020, and 2021. The numbers set forth above represent the target number of restricted stock units.

Option Exercises and Stock Vested for Fiscal Year 2019

The following table shows stock awards that vested during fiscal year 2019.

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)	($)(1)
Adam M. Contos	5,090	199,681
Nicholas R. Bailey	—	—
Karri R. Callahan	3,713	145,661
Serene M. Smith	3,259	127,851

(1)Represents the amounts realized based on the fair market value of our stock upon vesting, which is the closing price the day before the applicable vesting date.

Employment Agreements and Separation Agreements

Since our IPO, we have not entered into employment agreements with any executive officer. Currently no executive officers have employment agreements. Our Named Executive Officers may be entitled to certain benefits upon separation from the Company or a change in control, as described below under “Potential Payments on Termination/Change in Control.”

Potential Payments on Termination/Change of Control

We do not currently have any employment agreements with our executive officers. In 2018, we adopted a Severance Pay Benefit Plan (the “Severance Plan”) that is applicable to all employees, including Named Executive Officers, who meet certain eligibility requirements. Some of the restricted stock unit agreements with our employees, including Named Executive Officers, provide for accelerated vesting in the event there is a change in control.

The Severance Plan sets forth benefits eligible employees will receive if they are involuntarily terminated due to position elimination or reduction in force or in other circumstances that the Company determines should result in the payment of severance benefits.

Involuntary Termination for Cause or Voluntary Resignation Without Good Reason

None of our Named Executive Officers serving as of December 31, 2019 were entitled to any severance payments or other payments following involuntary termination for cause or voluntary resignation without good reason.

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause

Our employees, including Named Executive Officers, are entitled to certain benefits under the Severance Plan if they are terminated involuntarily without cause or they voluntary resign with good reason. Good reason means that, following a change in control, the employee is not offered a position with the acquiring or successor entity that has substantially the same level of responsibility and compensation and is at a location that would not increase such employee’s one-way commute by more than twenty miles. Payment of benefits under the Severance Plan is conditioned upon the employee signing an agreement and release in a form provided by the Company that (i) provides a comprehensive release of claims against the Company and (ii) contains non-solicitation and non-disparagement provisions.

The table below sets forth the estimated amount each Named Executive Officer serving as of December 31, 2019, would have received based upon a hypothetical voluntary resignation with good reason or involuntary termination without cause on such date. The benefits under the Severance Plan for our Named Executive Officers comprise one year’s salary, outplacement assistance, continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and a pro-rated bonus.

	Cash	Cash	Other
	Severance	Bonus	Benefits	Total
Name	($)	($)	($)	($)
Adam M. Contos	650,000	380,000	21,900	1,051,900
Nicholas R. Bailey	291,667	170,000	21,900	483,567
Karri R. Callahan	350,000	170,000	21,900	541,900
Serene M. Smith	330,000	160,000	21,900	511,900

Change in Control

The table below sets forth the estimated value of accelerated vesting of restricted stock units for each Named Executive Officer serving as of December 31, 2019,  based on a hypothetical change in control on such date, in connection with which the restricted stock units were not converted into an equivalent award by the acquiring or successor entity. See “Voluntary Resignation with Good Reason” above for additional benefits that may be available in the event of a change in control where the Named Executive Officer is not offered a comparable position with the acquiring or successor entity.

Restricted
Stock
Vesting
Name	($)
Adam M. Contos	1,366,322
Nicholas R. Bailey	—
Karri R. Callahan	493,558
Serene M. Smith	501,513

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Adam Contos, who has served as our principal executive officer since February 2018.

We are using the same median employee that we used with respect to 2018 compensation. We identified the median employee by examining the compensation (including annual base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than Mr. Contos, as of November 15, 2018.  The employee we identified as the median employee for 2018 is in a substantially similar role and that person’s compensation has not changed materially since being identified as the median employee.

The total compensation for 2019 of the employee identified as the median employee was $93,130. This includes base salary of $73,500, a bonus $10,130, and 401(k) match of $9,500. The median employee’s bonus was paid in approximately half cash and half stock.

The total 2019 compensation for Mr. Contos, our CEO, as reported in the Summary Compensation Table above was $2,062,212. The ratio of our CEO’s compensation to that of the median employee for 2019 was approximately 22 to 1.

Employee Benefit and Stock Plans

The 2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”) and our stockholders voted in 2017 to reapprove the Omnibus Plan. The Omnibus Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and those of any affiliated entity, including RMCO and its subsidiaries. This is a summary of the Omnibus Plan, not a complete description,  and is qualified in its entirety by reference to the full text of the Omnibus Plan. As of the Record Date, approximately 42 officers,  500 other employees,  and nine non-employee directors were eligible to participate in the Omnibus Plan. The administrator of the Omnibus Plan also has discretion to grant awards to consultants, although we have not historically done so and, as of the Record Date, there are no consultants the administrator would likely consider for the grant of awards. Participation in the Omnibus Plan provides eligible persons an incentive, through ownership of the Company’s common stock, to continue in service to the Company and related entities, and helps the Company compete effectively for the services of qualified persons.

Share Reserve

The Omnibus Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards (assuming maximum achievement of performance goals for performance-based awards), there were 1,789,643 shares available for future awards under the Omnibus Plan, as of the Record Date.

Administration

The Compensation Committee of the Board of Directors administers the Omnibus Plan and is referred to as the “administrator.” The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors, and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards, and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. The Company may make discretionary matching and profit sharing contributions on behalf of plan participants. Every year since 2013 the Company has made discretionary matching contributions in the amount of 50% of contributions by plan participants. Plan participants may elect to invest their contributions in various established funds. All amounts contributed to the plan and earnings on these contributions are fully vested at all times.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining executive compensation. The table below illustrates the annual compensation structure for non-employee directors in 2019. Directors who are also employees receive no additional compensation for their services as directors. Mr. Contos’s compensation is included with that of our other Named Executive Officers above under “Executive Compensation.”

Annual
Amount
Element	($)
Retainer (cash)	80,000
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director (cash)	30,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000
Additional Retainer for Finance and Investment Committee Chair (cash)	10,000
Additional Retainer for Finance and Investment Committee Member (cash)	5,000

The following table shows director compensation for fiscal year 2019.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(1)	($)(2)	Total ($)
Kathleen J. Cunningham	112,500	100,023	768	213,291
Joseph A. DeSplinter	102,500	100,023	768	203,291
Roger J. Dow	110,000	100,023	768	210,791
Ronald E. Harrison	93,750	100,023	768	194,541
David L. Liniger (3)	—	—	—	—
Gail A. Liniger (3)	—	—	—	—
Daniel J. Predovich	82,500	100,023	768	183,291
Christine M. Riordan	95,000	100,023	768	195,791
Teresa S. Van De Bogart	95,000	100,023	768	195,791

(1)   Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2019 Annual Report. As of December 31, 2019, each director named in the table above, other than Mr. and Mrs. Liniger, had 2,549 unvested restricted stock units, which vested on March 1, 2020.

(2)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units.

(3)   Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation for their service as directors or officers (other than benefits similar to our employees).

In addition to the amounts in the table above, all directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and executive officers, the information is as of the date of this Proxy Statement. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, Inc. 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after the Record Date.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

							Combined
							Voting Power
							of Class A
							and
	Class A		RMCO Common Units		Class B (1)		Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	353,711	1.95%	12,559,600	40.93%	1	100.00%	42.09%
Gail A. Liniger (2) (3)	353,711	1.95%	12,559,600	40.93%	1	100.00%	42.09%
Nicholas R. Bailey	4,650	*	—	*	—	*	*
Karri R. Callahan	13,201	*	—	*	—	*	*
Adam M. Contos	14,134	*	—	*	—	*	*
Kathleen J. Cunningham	15,096	*	—	*	—	*	*
Joseph A. DeSplinter	8,432	*	—	*	—	*	*
Roger J. Dow	25,996	*	—	*	—	*	*
Ronald E. Harrison	16,896	*	—	*	—	*	*
Stephen P. Joyce	-	*	—	*	—	*	*
Laura G. Kelly	-	*	—	*	—	*	*
Dan J. Predovich	5,138	*	—	*	—	*	*
Christine M. Riordan	9,623	*	—	*	—	*	*
Serene M. Smith	6,171	*	—	*	—	*	*
Teresa S. Van De Bogart	7,912	*	—	*	—	*	*
Directors and executive officers as a group (16 persons)	484,765	2.65%	12,559,600	40.93%	1	100.00%	42.51%
5% Stockholders
RIHI (4)	—	*	12,559,600	40.93%	1	100.00%	40.93%
BlackRock, Inc. (5)	3,270,642	18.05%	—	*	—	*	10.66%
The Vanguard Group (6)	1,980,282	10.93%	—	*	—	*	6.45%
Burgundy Asset Management Ltd. (7)	1,636,195	9.03%	—	*	—	*	5.33%
Renaissance Technologies LLC (8)	1,306,700	7.21%	—	*	—	*	4.26%
Dimensional Fund Advisors LP (9)	906,634	5.00%	—	*	—	*	2.95%

* Less than 1%

(1)    RIHI, Inc. (“RIHI”), as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to the aggregate number of common units of RMCO that such stockholder holds. RIHI is majority owned and controlled by David Liniger, our Chair, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI. For more information concerning RIHI, see Certain Relationships and Related Party Transactions > Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities.

(2)    Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends and reclassifications) or cash.

(3)    The Class A common stock listed is owned by David Liniger, Gail Liniger’s husband.

(4)Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.

(5)    Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on February 4, 2020. BlackRock reported sole voting power with respect to 3,144,395 shares and sole dispositive power with respect to 3,270,642 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

(6)    Based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 12, 2020. Vanguard reported sole voting power with respect to 18,936 shares, shared voting power with respect to 1,411 shares, sole dispositive power with respect to 1,963,605 shares, and shared dispositive power with respect to 16,677 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

(7)    Based solely on a Schedule 13G/A filed by Burgundy Asset Management Ltd. (“Burgundy”) on February 14, 2020. Burgundy reported sole voting power with respect to 1,179,722 shares and sole dispositive power with respect to 1,636,195 shares. In such filing, Burgundy lists its address as 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

(8)    Based solely on a Schedule 13G filed by Renaissance Technologies, LLC (“Renaissance”) on February 13, 2020. Renaissance  reported sole voting power and sole dispositive power with respect to 1,306,700 shares. In such filing, Renaissance lists its address as 800 Third Avenue, New York, NY 10022.

(9)    Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimension”) on February 12, 2020.  Dimension reported sole voting power with respect to 869,594 shares and sole dispositive power with respect to 906,634 shares. In such filing, Dimension lists its address as Building One, Bee Cave Road, Austin, TX 78746.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The RE/MAX Holdings Code of Conduct notes that a conflict of interest arises any time the personal interests of Company personnel (including Directors) interfere with, or could appear to interfere with, their ability to act in the best interests of RE/MAX Holdings. Company personnel must disclose any potential conflicts of interest – including those involving an immediate family member – to the Chief Compliance Officer. Conflicts of interest involving any member of the RE/MAX Holdings Board of Directors are addressed by the Board of Directors or an applicable committee. Our Code of Conduct is supplemented by our Related Party Transactions Policy.

We describe below certain relationships between us and our executives and our historical owners, and the transactions described below include, in particular, any transactions and series of similar transactions, during 2019, to which we were a participant or will be a participant, in which:

•     the amounts involved exceeded or will exceed $120,000 and

•     any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders), or any member of their immediate family had or will have a direct or indirect material interest, except that, for compensation arrangements with directors and executive officers, agreements with our executive officers containing compensation and termination provisions, and separation agreements, please see “Compensation Disclosure and Analysis,” the “Compensation Tables,” “Employment Agreements and Separation Agreements,” and “Director Compensation” above.

Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities

The first RE/MAX company, our predecessor, was founded in 1973 by David and Gail Liniger, who still serve as our Chair and Vice Chair, respectively. At the time of our 2013 IPO, RMCO was owned by RIHI. RIHI is (and was at the time of our IPO) majority owned and controlled by the Linigers. As such, the Linigers have dispositive, voting, and investment control over the common units held by RIHI. RIHI remains a significant stockholder of the Company, and through its ownership of all of our Class B common stock, holds approximately 41% of the voting power of the Company’s common stock. (Dave Liniger also owns individually slightly less than 2% of our Class A common stock.)

As discussed above, the Linigers have a very close, family-like relationship with our CEO, Adam Contos, and his family. As a result, Mr. Contos has represented that he intends to recuse himself from any matters relating to the Company’s relationship with RIHI or the Linigers.

At the time of our IPO, we entered into several ongoing agreements with RIHI, and the Company has certain other relationships with Liniger entities, Sanctuary, Inc. and EDR Travel, Inc. (“EDR”), as discussed below.

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby it can require us to register, under the Securities Act of 1933, shares owned by it. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

As discussed in our Annual Report on Form 10-K (see “Holdings Ownership of RMCO and Tax Receivable Agreements”), RE/MAX Holdings has twice acquired common units in RMCO from RIHI, a corporation that is majority owned and controlled by David and Gail Liniger. The first was at the time of our IPO in October 2013 and the second was in November and December 2015. These acquisitions are expected to reduce the amounts that we pay in taxes as a result of a step-up in tax basis on the underlying assets held by RMCO. The assets are amortizable and result in deductions on our tax returns for many years. If RE/MAX Holdings acquires additional common units of RMCO from RIHI, the percentage of RE/MAX Holdings’ ownership of RMCO will increase, and additional tax assets will be created as additional tax basis step-ups occur.  In connection with the first of these acquisitions, we entered into a tax receivable agreement with RIHI and a substantially similar agreement with RMCO’s other pre-IPO owner. These agreements require us to pay the counterparties 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of the step-up in tax basis on RMCO’s assets.

For purposes of the tax receivable agreements, tax savings are computed by comparing our actual liability to the amount of taxes that we would have paid without the step-up in basis in RMCO’s assets. There is no maximum term for the tax receivable agreements; however, we may terminate the tax receivable agreements by paying the counterparties an agreed upon amount equal to the estimated present value of the remaining payments under the agreements.

The timing and amount of payments under the tax receivable agreements will vary based on facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the price of our shares of Class A common stock at the time of any such redemptions, the impact of foreign taxes, amount and timing of our taxable income (if any), and the applicable tax rate). However, the payments to the counterparties could be substantial. If we do not make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

The tax receivable agreements provide that if certain forms of business combination or changes of control  occur, or that if we elect an early termination of the agreements, then our obligations would be based on certain assumptions, including that we would have sufficient taxable income to utilize all potential future tax benefits that are subject to the tax receivable agreements. As a result, we could be required to make cash payments to the counterparties that are greater than the specified percentage of the benefits we ultimately realize.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently disallowed by a taxing authority. Instead, any excess cash payments made by us to a counterparty would be netted against any future cash payments that we might make under the terms of the tax receivable agreements. Therefore, it is possible that we could make cash payments under the tax receivable agreements that substantially exceed our actual cash tax savings.

We entered into the tax receivable agreements on October 7, 2013. During 2019, we made payments under the tax receivable agreement with RIHI of approximately $2.1 million.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we, through our officers and directors, control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the management services agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s pre-IPO owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis, or at our option, a cash payment equal to the market price of one share of our common stock. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may instead elect to acquire RIHI’s common units in RMCO from RIHI, in which case RE/MAX Holdings would directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of RMCO Common Units Upon Issuance of Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued as a result. We will contribute to RMCO the amount of any consideration we receive for that equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in common units of RMCO.

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Sanctuary Golf Course

Sanctuary, Inc. is a company owned by Dave and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary, Inc. for corporate meetings and events held at Sanctuary and for catering services. During 2019 the Company paid Sanctuary, Inc. less than $120,000.

Other Related Party Transactions

Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our Omnibus Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Executive Compensation, Employment Arrangements, and Separation Agreements

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our executive officers, agreements with our executive officers containing compensation and termination provisions.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the four nominees named in this Proxy Statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Joseph DeSplinter, Roger Dow, Ronald Harrison, and Laura Kelly to serve as Class I directors for terms expiring at the 2023 Annual Meeting of Stockholders.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. Three of the four nominees currently serve as directors and we do not expect that any nominee will be unavailable or will decline to serve.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors in this Proposal 1.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on the compensation of our Named Executive Officers described in this proxy statement. This is commonly referred to as a “say-on-pay” vote. We encourage stockholders to read the Compensation Discussion and Analysis section included in this proxy statement, which describes the philosophy, structure, and goals of our executive compensation program. We also encourage stockholders to review the information set forth in the Compensation Tables in this proxy statement, which set forth detailed information about the compensation of our Named Executive Officers. In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.

The vote on the above resolution is not binding on the Company, the Board of Directors, or the Compensation Committee. Nonetheless, the Board of Directors and Compensation Committee will review and consider the voting results in making decisions regarding executive compensation. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG as our independent auditor for the fiscal year ending December 31, 2020. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent auditor for the fiscal year ending December 31, 2020.

KPMG Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit fees (1)	$1,277,932	$1,270,458
Audit-related fees (2)	41,668	111,657
Tax fees (3)	548,580	795,693
Total	$1,868,180	$2,177,808

(1)  Audit fees include fees for the audit of our 2019 and 2018 consolidated financial statements (including the audits required of internal control over financial reporting). This includes subsidiary company audits and issuance of consents required by statute or regulation and similar matters.

(2)  Audit-related fees include fees billed for audit-related services related to professional consultations with respect to accounting issues and the Company’s 2019 and 2018 acquisitions.

(3)  Tax fees include fees billed in the respective periods for tax compliance services and consultations regarding the tax implications of certain transactions, as shown in the table below.  Tax fees related to the tax receivable agreements consist of fees incurred due to ongoing maintenance requirements of the Company’s tax receivable agreements, which include preparing an advisory firm letter, reviewing the related tax basis and tax benefit schedules and the facts, assumptions, and methodologies used in calculating the payments due pursuant to the tax receivable agreements, an update to the dilution forecast for the tax receivable agreements as well as consulting related to the tax receivable agreements.  Other tax fees in 2019 include general consulting on topics such as recent changes in tax law.

	2019	2018
Tax compliance fees	$345,719	$472,338
Tax consulting fees	23,958	48,781
Tax fees related to the tax receivable agreements	118,468	131,879
Other tax fees	60,435	142,695
Total	$548,580	$795,693

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2019. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Joseph DeSplinter, and Teresa Van De Bogart. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Cunningham and Mr. DeSplinter have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling certain oversight responsibilities, including reviewing the financial information that will be provided to stockholders and others; appointing the independent registered public accounting firm; reviewing the services performed by the Company’s independent registered public accounting firm; direct oversight of the internal audit department; evaluating the Company’s accounting policies; reviewing the integrity of the financial reporting process and the internal control structure that management and the Board have established; reviewing significant financial transactions, earnings press releases, and earnings guidance; investigating reports of wrongdoing made through the Company’s Ethics Helpline or otherwise and ensuring implementation of corrective actions; and overseeing and reviewing the Company’s management of cybersecurity risks. Management of the Company is responsible for preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

Meeting agendas are established by the Audit Committee Chair and the Vice President of internal audit. During 2019 the Audit Committee cybersecurity oversight consisted of the Audit Committee receiving regular updates from senior management, including the Senior Vice President and Vice President of Information Technology, in areas such as rapidly evolving cybersecurity threats, cybersecurity technologies and solutions deployed internally, major cybersecurity risks areas and procedures to addresses those risks, and cybersecurity incidents.  The Audit Committee also discussed, in separate private sessions with each of the Company’s Chief Financial Officer, Chief Accounting Officer, General Counsel, the independent registered public accounting firm, and the Vice President of Internal Audit, matters that the Committee believes should be discussed privately. The Audit Committee reviewed with management significant risks and exposures, including the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Conduct and Supplemental Code of Ethics.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets with the independent registered public accounting firm and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, significant risks identified by the independent registered public accounting firm, any issues encountered during the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services

KPMG has served as the Company’s independent registered public accounting firm since 2003. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee annually reviews the engagement of KPMG and considers several factors, including the independent auditor’s qualifications, independence, audit approach, work quality, fees, and significant legal or regulatory proceedings related to the firm, along with the impact of changing auditors. In addition to the annual review, in 2019, the Audit Committee solicited proposals from other independent registered public accounting firms and evaluated the proposals using the factors assessed in the annual review. The Committee determined it is in the best interest of the stockholders to reappoint KPMG as the independent registered public accounting firm after thoroughly evaluating those factors. In 2016, the Company’s independent registered public accounting firm, in consultation with the Audit Committee, selected a new lead audit engagement partner. The lead engagement partner rotates no less frequently than every five years.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG have been pre-approved by the Audit Committee in 2019 and 2018.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2019 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, as amended “Communications with Audit Committees,” as adopted by the PCAOB.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2019 and 2018 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

Kathleen J. Cunningham (Chair)

Joseph A. DeSplinter

Teresa S. Van De Bogart

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2021 Annual Meeting of Stockholders (the “2021 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 17,  2020 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2021 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2021 Meeting occurs more than 30 days before or after May 27,  2021, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2021 Meeting or (ii) the 10th day following the first public announcement of the date of the 2021 Meeting. Assuming the 2021 Meeting is held within 30 days before or after May 27,  2021, then stockholder proposals must be received no earlier than December 17,  2020 and no later than January 13,  2021. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our bylaws.

Nominations for candidates for Board membership should contain the following information:

•     the candidate’s name, age, business address, and home address;

•     the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

•     the class and number of shares of the Company the candidate beneficially owns;

•     any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member;

•     any other pertinent information about the candidate and his or her qualifications;

•     the name and record address of the stockholder making the recommendation; and

•     the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth above.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RE/MAX HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/RMAX2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D10105-P38020 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RE/MAX HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) 04) Joseph DeSplinter Roger Dow Ronald Harrison Laura Kelly For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! For ! Against ! Abstain 2. Advisory vote to approve the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D10106-P38020 RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 27, 2020 Noon This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 27, 2020. The undersigned, revoking all prior proxies, hereby appoints Adam Contos, Karri Callahan and Adam Scoville, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/RMAX2020 on May 27, 2020 at Noon (Mountain Time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1 and "FOR" Proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side